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                                                                     EXHIBIT 11


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Amendment No. 6 to the Registration Statement on Form N-1A (File No. 33-76250) of Summit Investment Trust of our report dated July 21, 1997 on our audit of the financial statements of the Summit High Yield Fund as of May 31, 1997 and for the periods then ended referred to in our report included in the Statement of Additional Information. We also consent to the reference to our firm under the captions "Independent Accountants" and "Financial Highlights" in the Prospectus and Statement of Additional Information of Summit Investment Trust.


                                                COOPERS & LYBRAND L.L.P.

Columbus, Ohio
September 29, 1997